Exhibit 10.1
2005 Bonuses and 2006 Cash Compensation

Name	Title	2005 Bonus	2006 Salary
Stanley C. Erck	President, CEO, Treasurer & Director	$89,154	$346,710	(1)
Gregory M. Glenn, MD	Senior VP and Chief Scientific Officer	$54,425	$293,055
Russell P. Wilson	Senior VP, Chief Financial Officer, General Counsel and Secretary	$44,510	$230,790

(1)	Plus travel reimbursement of $36,000 and gross up.